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Exhibit 8(o)

                                LETTER AGREEMENT

                            SSgA MSCI EAFE INDEX FUND

                               CUSTODIAN CONTRACT

September 28, 2001


State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110


Ladies and Gentlemen:

Pursuant to Paragraph 12 of the Custodian Contract between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, the SSgA Funds advise you that that it is renaming an existing but heretofore not operating series formerly known as the SSgA International Pacific Index Fund, to be renamed SSgA MSCI EAFE Index Fund (the "Fund"). The SSgA Funds desire State Street Bank and Trust Company to serve as custodian with respect to the Fund pursuant to the terms and conditions of the Custodian Contract. Custodian fees to be assessed for transactions on behalf of the Funds shall be as set forth in the Custodian Contract.

Please acknowledge your acceptance of acting as Custodian to the Fund by executing this letter agreement in the space provided below and then returning it to the undersigned. This letter agreement replaces in its entirety the letter agreement dated January 8, 1992, with respect to the Seven Seas Series International Pacific Index Fund.

Sincerely,

SSgA FUNDS


By: /s/ Lynn L. Anderson
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   Lynn L. Anderson
   President

ACKNOWLEDGED AND ACCEPTED
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State Street Bank and Trust Company


By:/s/
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